Exhibit 99.1

INVESTOR CONTACT	MEDIA CONTACT
Scott Wylie	Anna Del Rosario
Vice President – Investor Relations	Director – Corporate Communications
Altera Corporation	Altera Corporation
(408) 544-6996	(408) 544-6397
swylie@altera.com	anna.delrosario@altera.com

ALTERA GRANTED CONDITIONAL NASDAQ LISTING

San Jose, Calif., August 1, 2006 — Altera Corporation (NASDAQ:ALTR) today announced that a NASDAQ Listing Qualifications Panel has granted the company’s request for continued listing of the company’s securities on The NASDAQ Global Market. Altera’s continued listing is subject to certain conditions, including the following: (1) on or before September 14, 2006, the company must file with the Securities and Exchange Commission (SEC) the company’s Form 10-Q for the period ended March 31, 2006, as well as any necessary restatements; (2) on or before September 28, 2006, the company must file with the SEC the company’s Form 10-Q for the period ended June 30, 2006; and (3) the company must submit additional information regarding the company’s internal review of its historical stock option practices and related accounting. There can be no assurance that Altera will remain listed unless and until the company can achieve full compliance with all requirements of The NASDAQ Global Market.

About Altera

Altera’s programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate, and win in their markets. Find out more at http://www.altera.com.

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Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries.